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                                                                       EXHIBIT 5


                             FIRST DATA CORPORATION
                            2121 North 117th Avenue
                             Omaha, Nebraska  68164
                                 (402) 498-2170

                               November 4, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: First Data Corporation - Registration of 10,000,000 Shares of Common Stock

Ladies and Gentlemen:

          I refer to the Registration Statement on Form S-4 (the "Registration Statement"), being filed by the First Data Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 10,000,000 shares of Common Stock, $.01 par value (the "Common Stock"). The shares of Common Stock were authorized for issuance, offering and sale by the Board of Directors of the Company by resolutions duly adopted by unanimous written consent of the Company's Board of Directors dated as of October 25, 1996 (the "Resolutions"). Such shares of Common Stock may be offered and issued by the Company from time to time in connection with the acquisition of businesses or properties.

          I am familiar with the proceedings to date with respect to the Resolutions and Registration Statement and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

          Based upon the foregoing, it is my opinion that:

          1. The Company was duly incorporated and is validly existing under the laws of the State of Delaware.

          2. The shares of Common Stock being registered will be legally and validly issued, fully paid and nonassessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance and sale of the Common Stock shall have been approved in accordance with the Resolutions and as contemplated by the Registration Statement and any applicable prospectus or prospectus supplement and (iii) certificates representing such shares of Common Stock shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against receipt of the agreed consideration therefor (but not less than the par value) in accordance with the Resolutions and the Registration Statement.

          I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of any shares of Common Stock. This opinion is limited to the General Corporation law of the State of Delaware.

          I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference made to me under the heading "Legal Matters" set forth in the prospectus forming a part of the Registration Statement.

                                    Sincerely,


                                    /s/ Thomas A. Rossi
                                    Thomas A. Rossi
                                    Associate General Counsel